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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------


CONTACT:    Brian Carney                            Investor Relations:
            Executive Vice President, CFO           Naomi Rosenfeld/Carolyn Capaccio/
            Barbara Semen                           Michele Loguidice
            Fabri-Centers of America, Inc.          Press:  Stacy Berns/Lauren Gargano
            330/656-2600                            Morgen-Walke Associates
            http://www.joann.com                    212/850-5600
                                                    Kathleen Jeavons, Dix & Eaton
                                                    216/241-4629


               FABRI-CENTERS CHANGES NAME TO JO-ANN STORES, INC.
                  -- Shares Begin Trading with New Symbols --

         HUDSON, OH, September 1, 1998, -- Fabri-Centers of America, Inc. (NYSE:
FCA.A and FCA.B) announced today that it has formally changed its company name to Jo-Ann Stores, Inc. In connection with the corporate name change, the Company's two classes of stock will now trade on the New York Stock Exchange under the new ticker symbols JAS.A and JAS.B, respectively.

         Alan Rosskamm, Chairman of the Board, President and Chief Executive Officer, commented, "The Jo Ann Stores name reflects a unified image for our retail store base and our Company, allowing us to convey a message of creativity, quality and service nationwide. The House of Fabrics remodeling program as well as the conversion of over 200 former Cloth World and New York Fabrics locations are nearing completion, and we are on track for the September 11 chain-wide grand re-opening celebrations. With these significant accomplishments behind us, and our entire organization operating with a single point of view, we look forward to a promising future under the Jo-Ann name."

         Jo-Ann Stores, Inc., the leading national fabric and craft retailer, operates 1,051 stores in 49 states under the names Jo-Ann Fabrics and Crafts and Jo-Ann etc (experience the creativity). As of September 1, 1998 the Company's shares now trade under the ticker symbols JAS.A and JAS.B.

         This press release contains certain forward-looking statements that are subject to risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.

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